Exhibit 99.1

Align Technology Optimizes Operations and Reduces Costs by Consolidating Manufacturing Processes

SANTA CLARA, Calif., July 27 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, announced today that the Company will consolidate key aspects of its manufacturing process in Juarez, Mexico as part of ongoing efforts to optimize operations, improve efficiency and reduce operating costs.

Beginning now and concluding in late Q1 of 2006, Align will execute a phased relocation of stereolithography (SLA) mold fabrication operations from Santa Clara to an existing facility managed by TECMA Group LLC in Juarez. This transition is in line with Align’s long-term plan to consolidate and automate SLA and aligner fabrication, and will result in a two-day reduction in cycle time as well as lower operating costs. Align expects annualized savings of approximately $1.3 million beginning in mid-2006.

“Integration and automation of physical manufacturing has been a core part of Align’s corporate strategy, and will ultimately allow us to improve product quality, gross margins, and customer satisfaction,” said Thomas M. Prescott, Align President and Chief Executive Officer. “Consolidating SLA and aligner fabrication is an important step forward in that initiative.”

Since 2003, Align has outsourced key portions of its manufacturing processes to TECMA, an El Paso, Texas-based turnkey manufacturing company which operates FDA and ISO certified facilities in Mexico.

As part of the consolidation, Align will expense approximately $0.8 million in retention and severance, equipment move and other start-up costs as incurred through Q1 2006. Align will also purchase $2.6 million in capital equipment in order to facilitate the phased relocation, resulting in no anticipated downtime or delays for customers. Align will eliminate twenty-one positions at the Santa Clara facility over the course of the transition.

Align reaffirms financial guidance previously given on the July 20, 2005 financial results conference call which can be heard on investor.aligntech.com.

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding Align’s belief that the relocation of the SLA mold fabrication operations will be concluded late in the first quarter of 2006, its expectation that the relocation will result in two-day reduction in cycle time as well as lower operating costs, Align’s statements regarding the amount and timing of the expected annualized savings, the amount and timing of charges to be incurred in connection with the relocation, Align’s statement reiterating guidance for the third quarter ending September 30, 2005 and for the full fiscal year ending December 31, 2005, Align’s expectation that the relocation will not result in downtime or delays for customers, as well as Mr. Prescott’s statement that the relocation will result in the improvement of product quality, gross margins, and customer satisfaction. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, lower than anticipated reductions in headcount or expenses in connection with the relocation, a delay in the implementation of the relocation and greater than anticipated costs resulting from the relocation; risks relating to Align’s reliance on TECMA for key inputs to Align’s manufacturing process, as well, as Align’s reliance on manufacturers of key machines, Align’s ability to sustain or increase profitability or revenue growth in future periods while controlling expenses, competition from manufacturers of traditional braces and new competitors, including OrthoClear, demand for Invisalign and acceptance of Invisalign and any new enhancements or new products by consumers and dental professionals, our ability to develop and successfully introduce new products, Align’s ability to protect its intellectual property rights, potential intellectual property or product liability claims or litigation, and the loss of key personnel including members of Align’s direct sales force. These and other risks are detailed from time to time in Align’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 3, 2005, and its Quarterly Reports on Form 10-Q. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT: investors, Barbara Domingo of Align Technology, Inc.,
+1-408-470-1000, or investorinfo@aligntech.com; or media, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc.

SOURCE  Align Technology, Inc.
          -0-                                        07/27/2005
          /CONTACT:  investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or media, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
          /Web site:  http://www.invisalign.com/